Exhibit (i)



                                                      March 26, 2003






Ned Davis Research Funds
One Corporate Center
Rye, NY 10580

                  RE:        Ned Davis Research Funds
                             Registration on Form N-1A

Ladies and Gentlemen:

         We have acted as special counsel to Ned Davis Research Funds (the "Trust"), a statutory trust formed under the Delaware Statutory Trust Act, and its initial series, the Ned Davis Research Asset Allocation Fund (the "Fund"), in connection with the issuance and sale by the Fund of an indefinite number of shares of the Fund's Class A common shares of beneficial interest, par value $.001 per share (the "Class A Shares"), Class B common shares of beneficial interest, par value $.001 per share (the "Class B Shares"), Class C common shares of beneficial interest, par value $.001 per share (the "Class C Shares"), Class AAA common shares of beneficial interest, par value $.001 per share (the "Class AAA Shares"), and Class I common shares of beneficial interest, par value $.001 per share (Class I Shares and, together with the Class A Shares, the Class B Shares, the Class C Shares and the Class AAA Shares, the "Shares").

         This opinion is being furnished in accordance with the requirements of Item 23(i) of the Form N-1A Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended.

         In connection with this opinion, we have examined originals or copies (including facsimile copies), certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form N-1A (File Nos. 333-102879 and 811-21292), as filed with the Securities and Exchange Commission (the "Commission") on January 31, 2003 and as amended by Pre-Effective Amendment No. 1 on March 25, 2002 and as to be amended by Pre-Effective Amendment No. 2 on March 26, 2003 under the 1933 Act (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement"); (ii) the Amended and Restated Agreement and Declaration of Trust of the Trust, as currently in effect; (iii) the Amended and Restated By-Laws of the Trust, as currently in effect; (iv) the Distribution Agreement between the Trust and Gabelli & Company, Inc., as currently in effect (the "Distribution Agreement"); and (v) certain resolutions of the Board of Trustees of the Trust relating to the issuance and sale of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

         Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than the Delaware Business Trust Act.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been issued and delivered against payment therefor as provided in the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Counsel" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                   Very truly yours,

                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                                   Skadden, Arps, Slate, Meagher & Flom LLP